UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       January 10, 2008
LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:       (440) 244-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 10, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of LNB Bancorp, Inc. (the “Bancorp”), after discussion and deliberation and consistent with incentive plans previously adopted by the Bancorp, approved the adoption of the LNB Bancorp, Inc. 2007 Chief Executive Officer Long Term Incentive Plan (the “2007 CEO Long Term Incentive Plan”). The purpose of the plan is to provide the CEO of the Bancorp with a long term incentive to achieve superior personal performance at the Bancorp during 2007 in order to benefit the Bancorp and its shareholders.
     The Compensation Committee will oversee the administration of the 2007 CEO Long Term Incentive Plan.
     The 2007 CEO Long Term Incentive Plan provides for the payment of a bonus to the CEO, payable in cash, equity incentive awards, or a combination thereof, of up to 50% of the CEO’s base pay, in an amount determined by the Compensation Committee, in its sole discretion, based on the Compensation Committee’s determination of whether the CEO achieved subjective performance goals established by the Compensation Committee. Such goals include, but are not limited to: (1) positive assessment of changes to loan process and loan quality, (2) progress of the Bancorp’s Independence Loan/Treasury Office, (3) progress of the Bancorp’s Avon Pointe Commercial Real Estate Office, (4) progress and success of the Bancorp’s Morgan Bank integration, (5) growth in fee income, and (6) new branch performance. The amount of any payment to be paid to the CEO under the 2007 CEO Long Term Incentive Plan will be determined by the Compensation Committee, in its sole discretion, after December 31, 2007.
     A copy of the 2007 CEO Long Term Incentive Plan is included as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02, and the above summary is qualified in its entirety by reference to that Exhibit.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	LNB Bancorp, Inc. 2007 Chief Executive Officer Long Term Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC. (Registrant)
Date: January 15, 2008	By:	/s/ Sharon L. Churchill
Sharon L. Churchill
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	LNB Bancorp, Inc. 2007 Chief Executive Officer Long Term Incentive Plan.